Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

October 26, 2011
Contact: Keith Schroeder
Chief Financial Officer
(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS 2011 THIRD
QUARTER RESULTS WITH RECORD NET SALES

PRYOR, OKLAHOMA (October 26, 2011) – Orchids Paper Products Company (NYSE Amex: TIS) today reported third quarter 2011 financial results.

Summary:

•
Net sales in the third quarter of 2011 increased 6% to $26.1 million, a new quarterly record, compared with $24.5 million in the same period in 2010.  Year-to-date net sales increased $1.9 million, or 3% to $72.2 million, compared with $70.2 million in the same period of 2010.

•
Third quarter 2011 net income was $1.6 million, an increase of $205,000, or 14%, compared with $1.4 million of net income in the same period of 2010.  Year-to-date net income for 2011 was $3.5 million, a decrease of $1.5 million, or 30%, compared with $5.0 million of net income in the same period of 2010.

•
Diluted net income per share for the third quarter 2011 was $0.21 per diluted share compared with $0.18 per diluted share in the same period in 2010.  Year-to-date diluted net income per share for 2011 was $0.45 compared with $0.64 per diluted share for the same period of 2010.

•
Compared to the second quarter of 2011, net sales in the current quarter increased $2.7 million, or 12%, net income increased $450,000, or 38%, and diluted net income per share increased $0.05 per diluted share.

Mr. Robert Snyder, President and Chief Executive Officer, stated, “We are pleased that our third quarter performance resulted in earnings that exceeded those of the prior year in spite of the very strong headwinds from increased fiber prices and that we established a new quarterly net sales record.  Despite an increase of $1.2 million in quarter over quarter fiber costs, continued improvements in sales and operations combined with cost reduction efforts allowed us to improve our net income and EBITDA in the current year quarter by $205,000 and $102,000, respectively.  These efforts also allowed us to record our second consecutive sequential quarterly improvement in both sales and earnings.”

Mr. Snyder added, “We realized the previously announced new converted product business during the quarter and continue to be positive about the future converted product business opportunities in the market place.”

Three-month period ended September  30, 2011

Net sales in the quarter ended September 30, 2011 were $26.1 million, an increase of $1.6 million, or 6%, compared to $24.5 million in the same period of 2010.  Net sales of converted product were $21.4 million in the 2011 quarter, favorable by $1.7 million, or 9%, compared to the $19.7 million of net sales in the same quarter last year.  Net sales of parent rolls were $4.7 million in the third quarter of 2011, a decrease of $149,000, or 3%, compared to $4.9 million of parent roll sales in the same quarter last year.  The increase in converted product sales resulted from an 8% increase in converted product tonnage shipped and a 1% increase in net selling price per ton.

Net sales of parent rolls were positively affected by a 9% increase in net selling prices being partially offset by an 11% decrease in tonnage shipped.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter ended September 30, 2011 was $4.2 million, an increase of $102,000, or 2%, compared to $4.1 million in the same period in the prior year.  As a percent of net sales, EBITDA was 16.1% in the 2011 quarter compared with 16.7% in the 2010 quarter.

Gross profit for the third quarter of 2011 was $3.9 million, a decrease of $93,000, or 2%, when compared with a gross profit of $4.0 million in the prior year quarter.  Gross profit as a percent of net sales was 15.1% in the third quarter of 2011 compared to 16.4% for the same period in 2010.  As a percent of net sales, gross profit decreased primarily due to higher waste paper prices being partially offset by increased levels of converted product shipments and lower converting production costs.

Cost per ton of waste paper in the third quarter of 2011 was 22% higher than the costs incurred in the same quarter of 2010, resulting in increased cost of sales of $1.2 million.    Converted product sales increased as a percent of overall sales, which had a positive effect on overall gross profit because converted product sales generally provide a higher gross profit margin than parent roll sales.

Selling, general and administrative expenses in the third quarter of 2011 totaled $1.5 million, a decrease of $141,000, or 9% compared to the $1.6 million incurred in the same quarter of 2010.  As a percent of net sales, selling, general and administrative expenses decreased to 5.8% for the quarter ended September 30, 2011, compared to 6.7% in the prior year quarter.

Interest expense for the third quarter of 2011 totaled $103,000 compared to interest expense of $249,000 in the same period in 2010.  The lower level of interest expense resulted from the effects of the refinancing of the Company’s credit facility on April 25, 2011, which resulted in lower borrowing levels and interest rates.

As of September 30, 2011, the full year effective tax rate is estimated to be 30.0%.

On September 21, 2011, dividends totaling $749,000, or $0.10 per share, were paid to stockholders of record as of September 5, 2011, bringing total dividends paid to stockholders during 2011 to $2.2 million, or $0.30 per share.

Nine-month period ended September 30, 2011

Net sales for the nine-month period ended September 30, 2011 were $72.2 million, an increase of $1.9 million, or 3%, compared to $70.2 million in the same period of 2010.  Net sales of converted product were $58.1 million in the 2011 period, favorable by $648,000, or 1%, compared to the $57.5 million of net sales in the same period last year.  Net sales of parent rolls were $14.0 million in the nine-month period of 2011, an increase of $1.3 million, or 10%, compared to $12.8 million of parent roll sales in the same period last year.  The increase in converted product sales resulted from a 4% increase in net selling prices per ton being mostly offset by a 2% decrease in converting tonnage shipped.  Net sales of parent rolls were positively affected by an 8% increase in net selling prices and a 2% increase in tonnage shipped.

EBITDA in the nine-month period ended September 30, 2011 was $10.7 million, a decrease of $1.1 million compared to $11.8 million in the same period in the prior year.  As a percent of net sales, EBITDA was 14.9% in the 2011 period compared with 16.7% in the 2010 period.

Gross profit for the nine-month period of 2011 was $10.4 million, a decrease of $2.6 million, or 20%, when compared with a gross profit of $13.0 million in the prior year period.  Gross profit as a percent of net sales was 14.4% in the 2011 period compared to 18.5% for the 2010 period.  As a percent of net sales, gross profit decreased primarily due to higher depreciation expense and higher waste paper prices, being partially offset by lower converting production costs.

Depreciation expense increased $1.3 million primarily due to the completion of the converting and wastewater treatment expansion projects in 2010.  Cost per ton of waste paper in the nine-month period of 2011 was 12% higher than the costs incurred in the same period of 2010, resulting in increased cost of sales of $1.9 million.    Converting production costs, excluding depreciation, were improved primarily due to a $1.0 million reduction in outside warehousing costs.

Selling, general and administrative expenses in the nine-month period of 2011 totaled $4.9 million, favorable by $321,000, or 6%, compared to the $5.2 million of selling, general and administrative expenses incurred in the 2010 period.  As a percent of net sales, selling, general and administrative expenses decreased to 6.8% for the nine-month period ended September 30, 2011, compared to 7.4% in the prior year period.

Interest expense for the nine-month period of 2011 totaled $543,000 compared to interest expense of $675,000 in the same period in 2010.  The lower level of interest expense resulted from the effects of the refinancing described in the discussion of the quarter results above being partially offset by increased borrowing levels during 2011 to finance the 2010 waste water treatment plant expansion and converting expansion project.

Conference Call/Webcast

 As announced, the Company will hold a teleconference to discuss its third quarter financial results at 10:00 a.m. (ET) on Thursday, October 27, 2011.  All interested parties may participate in the teleconference by calling 888 339 2688 and providing pass code 653 591 08.  A question and answer session will be part of the teleconference’s agenda.  Those intending to access the teleconference should dial in fifteen minutes prior to the start.  The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.”  A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company.  The two non-GAAP financial measures used within this press release are 1) EBITDA and 2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity.  EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization.  Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP.  Net Debt represents total debt outstanding reduced by cash and cash equivalents on hand.  Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties.  The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements.  These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission on March 11, 2011.

The Company’s actual results may be materially different from what it expects.  The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future.  All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market.  The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins.  From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses primarily recycled waste paper to produce finished tissue products that it provides to retail chains throughout the central United States.  For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com

Orchids Paper Products Company
Selected Financial Data
(in thousands, except tonnage, price and cost per ton and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Converted Product Net Sales	$21,405	$19,669	$58,140	$57,492
Parent Roll Net Sales	4,705	4,854	14,028	12,756
Net Sales	26,110	24,523	72,168	70,248
Cost of Sales	22,174	20,494	61,807	57,283
Gross Profit	3,936	4,029	10,361	12,965
Selling, General and Administrative Expenses	1,508	1,649	4,904	5,225
Operating Income	2,428	2,380	5,457	7,740
Interest Expense	103	249	543	675
Other Income, net	(17)	(24)	(33)	(51)
Income Before Income Taxes	2,342	2,155	4,947	7,116
Provision for Income Taxes	695	713	1,483	2,142
Net Income	$1,647	$1,442	$3,464	$4,974

Average number of shares outstanding, basic	7,492,585	7,486,725	7,490,430	7,456,455
Average number of shares outstanding, diluted	7,733,094	7,762,210	7,715,479	7,757,773

Net income per share:
Basic	$0.22	$0.20	$0.46	$0.67
Diluted	$0.21	$0.18	$0.45	$0.64

Cash dividends paid	$749	$-	$2,247	$-
Cash dividends per share	$0.10	$-	$0.30	$-

Operating Data:
Total Tons Shipped	14,881	14,720	42,089	42,513
Net Selling Price per Ton	$1,755	$1,666	$1,715	$1,652
Total Paper Cost per Ton Consumed	$872	$773	$837	$783
Total Paper Cost	$12,658	$11,324	$35,210	$32,415

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$3,837	$3,408	$10,624	$10,520
Investing Activities	$(1,964)	$(4,688)	$3,612	$(14,390)
Financing Activities	$(876)	$906	$(11,889)	$2,644

	As of
	September 30,	December 31,
Balance Sheet Data:	2011	2010
Cash	$2,489	$142
Accounts Receivable, net	7,950	6,155
Inventory, net	7,721	7,595
Short Term Investments	2,018	9,518
Income Taxes Receivable	-	3,952
Other Current Assets	2,761	1,328
Property Plant and Equipment	118,209	114,321
Accumulated Depreciation	(25,770)	(20,516)
Net Property Plant and Equipment	92,439	93,805
Other Long Term Assets	56	76
Total Assets	$115,434	$122,571

Accounts Payable	$4,238	$5,250
Accrued Liabilities	3,263	2,269
Total Debt	17,671	27,357
Deferred Income Taxes	19,078	18,099
Total Stockholders' Equity	71,184	69,596
Total Liabilities and Stockholders' Equity	$115,434	$122,571

Non-GAAP Measurements

	Three Months Ended September 30,		Nine Months Ended September 30,
EBITDA Reconciliation:	2011	2010	2011	2010
Net Income	$1,647	$1,442	$3,464	$4,974
Plus: Interest Expense	103	249	543	675
Plus: Income Tax Expense	695	713	1,483	2,142
Plus: Depreciation	1,757	1,696	5,253	3,974
Earnings Before Interest, Income Tax and Depreciation	$4,202	$4,100	$10,743	$11,765
and Amortization (EBITDA)

	As of
	September 30,	December 31,
Net Debt Reconciliation:	2011	2010
Current Portion Long Term Debt	$1,152	$10,742
Long-Term Debt	16,519	16,615
Total Debt	17,671	27,357
Less Cash	(2,489)	(142)
Less Short Term Investments	(2,018)	(9,518)
Net Debt	$13,164	$17,697